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                                                                     EXHIBIT 12

                    AMENDMENT No. 2 TO THE RIGHTS AGREEMENT
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     Amendment No. 2 to the Rights Agreement, dated as of August 12, 1998 (the
"Amendment No. 2"), by and between AMP Incorporated, a Pennsylvania corporation (the "Company"), and ChaseMellon Shareholder Services L.L.C., a limited liability company organized under the laws of the State of New Jersey (the "Rights Agent").

     WHEREAS, on October 28, 1989 the Company and Manufacturers Hanover Trust Company, a New York corporation ("MHTCo"), entered into a Rights Agreement ("the Original Agreement") and, on September 4, 1992, the Company and Chemical Bank (as successor to MHTCo.) entered into an amendment thereto (the Original Agreement, as amended by such amendment, is hereinafter referred to as the "Agreement"), the terms of which are incorporated herein by reference and made a part hereof;

     WHEREAS, effective January, 1995, Chemical Bank and Mellon Bank Corp. formed a joint venture, ChaseMellon Shareholder Services L.L.C., that was assigned and assumed all responsibilities of Chemical Bank under the Agreement; and

     WHEREAS, the Company, with the approval of the Board of Directors of the Company, and the Rights Agent have mutually agreed to modify the terms of the Agreement in certain respects.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended in the following manner:

     Section 1.  Recognition of ChaseMellon Shareholder Services L.L.C. as
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Successor Rights Agent.  ChaseMellon Shareholder Services L.L.C., as the
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successor Rights Agent to Chemical Bank, is substituted as the party that entered into the Agreement with the Company and is hereby entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Agreement, as amended hereby, and that, unless and until a successor is appointed, all reference in the Agreement to the Rights Agent shall be deemed to refer to ChaseMellon Shareholder Services L.L.C.

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     Section 2.  Amendment of "Concerning the Rights Agent" Section. Section
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18(a) is hereby modified and amended by inserting the following sentence at the end of such subsection:

     "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

     Section 3.  Amendment of "Change of Rights Agent" Section. Section 21 of
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the Rights Agreement is hereby modified and amended by deleting the fifth sentence in its entirety and replacing it with:

     "Any successor Rights Agent, whether appointed by the company or by such a court, shall be either (a) a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000 or (b) an affiliate of such a corporation."

     Section 4.  Amendment of "Notices" Section.  Section 25 is amended to
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substitute the following name and address for the Rights Agent:

     ChaseMellon Shareholder Services L.L.C.
     450 West 33rd Street, 15th Floor
     New York, New York 10001-2697
     Attention:  Stock Transfer Administration

     Section 5.  Rights Agreement as Amended.  The term "Agreement" as used in
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the Agreement shall be deemed to refer to the Agreement as amended hereby and shall be effective as of the date hereof. All references hereinafter to Amendment No. 2 shall be deemed to refer to this Amendment No. 2. It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.

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     IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                                    AMP Incorporated


     /s/ D.F. Henschel                          /s/ William J. Hudson
By: _____________________________          By: _____________________________
    Name:  D.F. Henschel                       Name:  William J. Hudson
    Title: Corporate Secretary                 Title: Chief Executive Officer
            and Associate General                      and President
            Legal Counsel




Attest:                                    ChaseMellon Shareholder
                                            Services L.L.C.


     /s/ Laura R. Picone                        /s/ Frances A. Wixted
By: _____________________________          By: ______________________________
    Name:  Laura R. Picone                     Name:  Frances A. Wixted
    Title: Vice President                      Title: Vice President



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